EXHIBIT 10.37

Summary Description of Director Compensation

Each non-employee director of Community Bancshares, Inc. (the “Company”), currently receives $500 per quarterly meeting in compensation for service as director. Non-employee members of the Company’s Executive Committee, Nominating Committee, Executive Compensation Committee, Audit Committee and Pension and ESOP Administrative Committee receive a fee of $250 per meeting. Each non-employee director of the Company who is also a director of Community Bank (the “Bank”) receives a monthly fee of $1,500 plus $500 per meeting held in excess of one meeting per month. Non-employee members of the Bank’s Executive Committee, Audit Committee and Asset Quality Committee received $250 per meeting. Non-employee members of Community Bank’s Directors Credit Committee receive a monthly fee of $500. Each of the non-employee directors of 1st Community Credit Corporation, Community Insurance Corp. and Community Appraisals, Inc. receive a quarterly fee of $500.

On January 27, 2004, each non-employee director was granted an option to purchase 25,000 shares of Company common stock at an exercise price of $5.35 per share, the fair market value of the stock on the date of the grant.

The compensation of directors may be changed from time to time by the Board of Directors upon recommendation of the Compensation Committee without shareholder approval.